EXHIBIT 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-1310181 of our report dated March 1, 2004 relating to the combined consolidated financial statements of British American Tobacco plc’s (BAT) United States tobacco operations (B&W/Lane), which consists of Cigarette Manufacturers Supplies, Inc., a holding company for Lane Limited, which are both indirect BAT wholly-owned subsidiaries, and the US operations of Brown & Williamson Tobacco Corporation (B&W), also an indirect BAT wholly owned subsidiary for each of the two years in the period ended December 31, 2003, appearing in Registration Statement No. 333-111972 on Form S-4/A of Reynolds American, Inc. dated June 23, 2004, and to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Louisville, Kentucky
January 6, 2006